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                          Adam Bergman

                         adam.bergman
                        @advanceautoparts.com
                 Direct 540-561-8450
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ADVANCE AUTO PARTS NAMES MICHAEL O. MOORE EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

ROANOKE, Va., December 8, 2005 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket retailer of parts, batteries, accessories and maintenance items, today announced that it has named Michael O. Moore executive vice president and chief financial officer. In his role as CFO, Mr. Moore will be responsible for all financial aspects of the company, including accounting, internal audit, investor relations, and tax. Mr. Moore will be a member of Advance’s executive committee, and will report directly to President and Chief Executive Officer Michael Coppola.

“I am pleased to announce the addition of Michael to our team,” Coppola said. “He has 30 years of finance and operations experience in addition to a very strong retail background. His leadership skills, coupled with his solid understanding of retail finance operations, will help Advance accelerate its profitable growth in the years ahead, with a best-in-class finance department.”

Prior to joining Advance, Mr. Moore worked for the Cato Corporation, based in Charlotte N.C., from 1998 to present where he served as executive vice president, chief financial officer and secretary. Mr. Moore also served on Cato’s Board of Directors. Prior to Cato, Mr. Moore held executive financial positions with a variety of retailers, including David’s Bridal and Bloomingdales.

A native of Indiana, Mr. Moore graduated from Indiana University, with a master’s of business administration in finance and a bachelor’s of arts degree in economics.

About Advance Auto Parts, Inc.
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive parts, accessories batteries and maintenance items in the United States based on sales and store count. As of October 8, 2005, the company had 2,829 stores in 40 states, Puerto Rico and the Virgin Islands. The company serves both the do-it-yourself and professional installer markets. Additional information about the company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the company's web site at www.advanceautoparts.com.

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